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EXHIBIT 23

Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders
Mentor Graphics Corporation:

    We consent to incorporation by reference herein of our reports dated January 31, 2000 relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the December 31, 1999 annual report on Form 10-K of Mentor Graphics Corporation.

                      KPMG LLP

Portland, OR
January 4, 2001

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Consent of Independent Certified Public Accountants